SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)    August 24, 1998
                                                        ---------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.           Other Events.











On August 24, 1998, Unocal Corporation announced the test of a second interval in the West Seno #2 deepwater discovery well offshore Indonesia flowed at a daily rate of 10,069 barrels of 39-degree API gravity oil and 9.5 million cubic feet of natural gas.

This drillstem test (DST) was from a true vertical depth subsea (TVDS) interval between 8,007 feet and 8,064 feet on a 1-1/4-inch choke. Flowing tubing pressure was 830 pounds per square inch.

On August 17, Unocal announced a successful DST on a deeper interval in the West Seno #2 well. Mechanical equipment problems prevented conducting a high rate test on that interval, but yielded important reservoir information. In total, the West Seno #2 well encountered 172 feet of vertical hydrocarbon pay in two zones between 7,300 feet and 8,600 feet TVDS. The well is located in 2,800 feet of water. Flow tests and wireline logging indicate porosity of 30 percent and excellent permeability in the formations.

The West Seno #2 well is Unocal Indonesia's second deepwater discovery offshore East Kalimantan in the Kutei Basin. The extent and commerciality of the West Seno discovery will be determined following additional appraisal drilling.

The West Seno #2 well is located on the Makassar Strait production-sharing contract (PSC) area. Unocal Indonesia Company is operator of the Makassar Strait PSC and has a 50-percent working interest. Mobil Makassar, Inc., holds the remaining 50 percent. Under the terms of the PSC, Unocal, as contractor to Pertamina, the Indonesian national oil company, is entitled to varying shares of the oil and gas produced from commercial discoveries.

Forward-looking statements about future exploration and development activities and projected results set forth above are based on assumptions concerning geology, regulatory actions, economic, market conditions, operational concerns and other considerations. Actual results could differ materially.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         UNOCAL CORPORATION
                                            (Registrant)


Date:  August 26, 1998                   By:  /s/  JOE D. CECIL
----------------------                   ---------------------------
                                              Joe D. Cecil
                                              Vice President and Comptroller

                                      2